Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with G.research’s audited financial statements and related notes beginning on page F-1 of Exhibit 99.1 to this amendment to the Form 8‑K.  Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those discussed in these forward-looking statements.  Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in the Information Statement filed as Exhibit 99.1 to the Form 8-K, particularly under “Special Note Regarding Forward-Looking Statements”.

Introduction

Through G.research, we act as an underwriter and provide institutional research services.  Institutional research services revenues consist of brokerage commissions derived from securities transactions executed on an agency basis on behalf of mutual funds, Institutional and Private Wealth Management clients as well as underwriting profits, selling concessions and management fees associated with underwriting activities.  Commission revenues vary directly with account trading activity and new account generation.

Operating Results for the Nine Months Ended September 30, 2019 as Compared to the Nine Months Ended September 30, 2018

Revenues

Total revenues were $6.3 million for the nine months ended September 30, 2019, $0.1 million, or 2.3%, lower than total revenues of $6.2 million for the nine months ended September 30, 2018.  Total revenues by revenue component, excluding principal transactions, were as follows (dollars in thousands):

	Nine Months Ended September 30,		Increase (decrease)
	2019	2018	$	%
Commissions	$4,207	$3,844	$363	9.4%
Hard dollar payments	343	588	(245)	-41.7%
	4,550	4,432	$118	2.7%
Research services	1,128	1,649	(521)	-31.6%
Underwriting fees	75	19	56	294.7%
Sales manager fees	590	100	490	490.0%
Total	$6,343	$6,200	$143	2.3%

Commissions and hard dollar payments in the 2019 period of $4.6 million were $0.2 million higher than the prior year amount.   Research services were $1.1 million in 2019 representing a decline of $0.5 million or (31.6%) from 2018 due to lower services with affiliates.  Sales manager fees increased to $0.6 million during 2019 due to increased affiliate fund secondary trade activity.

Principal Transactions

For the nine months ended September 30, 2019, net losses from principal transactions were $8 thousand compared to a net loss of $13.6 million in the prior year primarily due to mark-to-market changes in the value of the GAMCO stock and other investments. The 2018 net loss was impacted by investments in mutual fund and closed-end funds advised by Gabelli Funds, LLC and an investment in GBL stock then sold during 2018.  The loss from these investments totaled $15.1 million in 2018, of which a loss of $15.7 million and income of $0.6 million are included in principal transactions and dividends and interest revenues in the Statements of Operations, respectively.

Interest and dividend income decreased $0.5 million to $0.2 million in 2019 from $0.7 million in 2018 primarily due to the GAMCO and other investments held that were disposed of after September 2018.

Expenses

Our operating expenses were $9.3 million in the 2019 period, a decrease of $2.1 million, or 18.4%, from $11.4 million in the 2018 period.  The decrease results substantially from lower compensation and related costs.

Compensation costs, which includes salaries, bonuses and benefits, was $7.0 million for the nine months ended September 30, 2019, a decrease of $1.8 million from $8.8 million for the six months ended September 30, 2018.

Income Taxes

We recorded income tax benefits of $0.6 million and $4.4 million for the nine months ended September 30, 2019 and 2018, respectively.  The effective tax rate (“ETR”) was 21.8% and 24.4% for the periods ended September 30, 2019 and 2018, respectively.  The difference between G.research’s U.S. statutory tax rate of 21.0% and its effective tax rate is mainly due to state and local taxes.

Net Income

Net loss for the nine months ended September 30, 2019 was $2.1 million versus $13.6 million for the nine months ended September 30, 2018. The decreased loss was substantially the result of decreased losses from principal transactions as well as reduced compensation and related costs.

Liquidity and Capital Resources

Summary cash flow data is as follows (in thousands):

	Nine Months Ended September 30,
	2019	2018
Cash flows provided by (used in):
Operating activities	$(2,507)	$(3,330)
Investing activities	-	(60)
Financing activities	(3,300)	-
Net decrease in cash and cash equivalents	(5,807)	(3,390)
Cash and cash equivalents and restricted cash at beginning of year	11,401	11,640
Cash and cash equivalents and restricted cash at end of year	$5,594	$8,250

Net cash used by operating activities was $2.5 million for the nine months ended September 30, 2019, resulting from a net loss of $2.1 million and other non-cash amounts and net increase in operating assets of $0.3 million and $(0.7) million, respectively.  Net cash used by operating activities was $3.3 million for the nine months ended September 30, 2018, principally from a net loss of $13.6 million and other non-cash amounts and net decrease in operating assets of $(3.4) million and $13.7 million, respectively.